Exhibit 10.1

Working Capital Loan Agreement

Number: 2025 SME Nanren Loan No. 352

Borrower: Pucheng Green Health Food Co., Ltd.

Unified Social Credit Code: 91350722761768161P

Legal Representative/Person in Charge: Xiangying Lei

Registered Address: Jiqiu Village, Liantang Town, Pucheng County, Nanping City, Fujian Province (Business Premises: No. 16, Malianhe East Road, Pucheng County)

Postal Code: 353400

Bank Account Information: Bank of China Pucheng Sub-branch / [●]

Telephone: [●] Fax: //

Email: //

Lender: Bank of China Nanping Pucheng Sub-branch

Legal Representative/Head: Zhengjie Qian

Registered Address: Shop D172, No. 369 Nanpu North Road, Pucheng County

Postal Code: 353400

Telephone: 0599-2889057 Fax: 0599-289058

The Borrower and the Lender, having negotiated on an equal footing, hereby enter into this Agreement concerning the Lender’s provision of a working capital loan to the Borrower.

This Agreement constitutes a specific agreement under the Credit Facility Agreement No. 2025 SME Nanren Shouzi 352 executed between Pucheng Green Health Food Co., Ltd. and Bank of China Limited Nanping Pucheng Sub-branch.

Article 1 Loan Amount

Loan Currency: Renminbi.

Loan Amount: (In Words) Six Million Yuan；

(In Figures) ¥6,000,000.00.

Article 2 Loan Term

Loan Term: 12 months, commencing from the date of actual disbursement; if disbursed in installments, commencing from the date of the first actual disbursement.

The Borrower shall strictly adhere to the agreed disbursement schedule. Should the actual disbursement date occur later than the agreed disbursement date, the Borrower shall still repay the loan in accordance with the repayment schedule stipulated in this Contract.

Article 3 Purpose of Loan

Purpose of Loan: Procurement of raw materials.

Without the lender’s written consent, the borrower shall not alter the loan purpose, including but not limited to the following prohibited uses: purchasing real estate or repaying housing mortgage loans; distributing shareholder dividends; investing in financial assets, fixed assets, equity, or similar instruments; engaging in any field or activity prohibited by laws, regulations, or national policies; transferring the loan to others or using it for arbitrage by purchasing other financial products; misappropriating the funds to artificially inflate fiscal revenue; illegally increasing local government implicit debt; or any other purpose prohibited for bank loan usage.

Article 4 Loan Interest Rate and Interest Calculation and Settlement

The Lender shall explicitly notify the Borrower of the annualized interest rate for the loan under this Contract through the “Notice of Annualized Interest Rate for the Loan” attached hereto. If the annualized interest rate for the loan under this Contract is calculated solely based on the loan interest rate specified in Paragraph 1 of this Article, the aforementioned “Notice of Annualized Interest Rate for the Loan” shall not apply.

1. Loan Interest Rate

The loan interest rate (annualized rate; simple interest for RMB loans; simple interest/simple-compound interest combination for foreign currency loans (select one)) shall be one of the following method (2) .

(1) Fixed Rate: Annual rate of // % . The contractual rate remains unchanged throughout the loan term.

(2) Floating Rate: The floating period commences on the actual drawdown date (or the first actual drawdown date if drawn down in installments), with a 12-month cycle for repricing. The repricing date shall be the first day of the next floating cycle, i.e., the corresponding date of the calculation date in the month of repricing. If no corresponding date exists in that month, the last day of the month shall apply. If the floating cycle is daily, the repricing date shall be the corresponding date of the next floating cycle.

For each drawdown:

☒ Floating interest rate for CNY loans

A. Initial Interest Rate (applicable from the actual drawdown date to the end of the initial floating period): The interest rate shall be the latest Loan Prime Rate (LPR) for ☒ 1 year / ☐ over 5 years (choose one) published by the National Interbank Funding Center as of the business day immediately preceding the actual drawdown date, ☐ plus / ☐ minus (choose one) 0 basis points.

B. Repricing: On the repricing date, the interest rates for this and all other drawdowns shall be repriced uniformly. The new applicable interest rate for the subsequent floating period shall be the latest Loan Prime Rate (LPR) for ☒ 1 year / ☐ over 5 years (choose one) published by the National Interbank Funding Center as of the business day immediately preceding the repricing date, ☒ plus / ☐ minus (choose one) 0 basis points.

2. Interest Calculation

(1) For the fixed rate specified in Clause 1(1), the floating rate for CNY loans specified in Clause 1(2), and Items A and C of the floating rate for foreign currency loans specified in Clause 1(2):

Interest shall be calculated from the actual drawdown date, based on the actual drawdown amount and the number of days the funds are utilized.

The calculation formula for interest is: Interest = Principal × Actual Days × Daily Interest Rate.

The daily interest rate calculation basis is a year of 360 days. The conversion formula is: Daily Interest Rate = Annual Interest Rate / 360.

(2) For Item B of the floating rate for foreign currency loans specified in Clause 1(2):

Interest shall be calculated from the actual drawdown date, based on the actual drawdown amount and the number of days the funds are utilized.

☐ Simple Interest Calculation: For both the portion calculated based on the pricing benchmark and the portion calculated based on the spread, interest shall be calculated using the simple interest method.

☐ Combined Simple and Compound Interest Calculation: For the portion calculated based on the pricing benchmark, the interest for each business day shall be calculated as: (Loan Principal + Total Outstanding Interest of This Portion Accumulated up to the Previous Day) × Applicable Benchmark Daily Interest Rate for That Day. For non-business days, the simple interest method shall still apply. For the portion calculated based on the spread, interest shall be calculated using the simple interest method.

Daily Interest Rate Calculation Basis: The daily interest rate is calculated on the basis of a 360-day year. The conversion formula is: Daily Interest Rate = Annual Interest Rate / 360.

The aforementioned Business Day refers to a business day in the locality of the administrative body for the pricing benchmark of the respective currency.

3. Interest Payment Method

The Borrower shall pay interest according to the following method (1):

(1) Quarterly Payment: Interest is settled quarterly. The settlement date is the 20th day of the last month of each quarter, and the payment date is the 21st day of the same month.

(2) Monthly Payment: Interest is settled monthly. The settlement date is the 20th day of each month, and the payment date is the 21st day of the same month.

If the final repayment date for the loan principal does not fall on an interest payment date, then the final repayment date for the loan principal shall be deemed the interest payment date, and the Borrower shall pay all accrued interest due.

4. Default Interest

(1) For any overdue loan amount or any amount used in a manner not conforming to the agreed purpose of the loan, default interest shall be charged on the overdue or misused portion from the date of default or misuse at the default interest rate specified in this clause until the principal and interest are fully repaid.

For loan amounts that are both overdue and misused, default interest shall be charged at the higher applicable default interest rate.

(2) For any interest (including default interest) that the Borrower fails to pay when due, compound interest shall be calculated based on the interest payment method specified in Clause 3 of this Article at the default interest rate specified in this clause.

(3) Default Interest Rate

Default Interest Rate for CNY Loans:

☒ Default Interest Rate for Floating Rate Loans:

A. The default interest rate shall float according to the floating cycle specified in Clause 1 of this Article from the date of default or misuse. The repricing date for default interest shall be the date corresponding to the date of default or misuse in the repricing month. If there is no corresponding date in that month, the last day of the month shall be the repricing date for default interest.

B. The default interest rate for overdue loans shall be the Default Interest Base Rate determined in Item C below plus 50%. The default interest rate for misused loans shall be the Default Interest Base Rate determined in Item C below plus 50%.

C. The Default Interest Base Rate during the first floating period shall be the actual loan interest rate in effect at the time of default or misuse. Upon completion of each full floating period, the Default Interest Base Rate for the next floating period shall be repriced on the repricing date according to the method specified in Clause 1 of this Article.

5. Other Provisions

(1) The “Loan Interest Rate” and “Default Interest Rate” under this Contract are tax-inclusive rates, meaning the interest charged by the Lender to the Borrower already includes the value-added tax payable in accordance with national laws and regulations.

(2) In the event of a significant change to the floating rate pricing benchmark under this Contract, the matter shall be handled in accordance with the market rules then in effect. If the Lender requests the Borrower to sign a supplementary contract regarding related matters at that time, the Borrower shall cooperate.

(3) The term “Pricing Benchmark” as used in this Article has the same meaning as the term “Benchmark Interest Rate”.

(4) The following terms under this Contract have the meanings specified: “Term SOFR” refers to Term SOFR published and administered by CME Group Benchmark Administration Ltd. (or its successor administrator).“TIBOR” refers to TIBOR (Tokyo Interbank Offered Rate) published and administered by the Japanese Bankers Association (or its successor administrator).“EURIBOR” refers to EURIBOR (Euro Interbank Offered Rate) published and administered by the European Money Markets Institute (or its successor administrator).“Overnight SOFR” refers to the SOFR (Secured Overnight Financing Rate) published and administered by the Federal Reserve Bank of New York (or its successor administrator).“Overnight SONIA” refers to SONIA (Sterling Overnight Index Average) published and administered by the Bank of England (or its successor administrator).“Overnight TONA” refers to TONA (Tokyo Overnight Average Rate) published and administered by the Bank of Japan (or its successor administrator).“Overnight ESTR” refers to ESTR (Euro Short-Term Rate) published and administered by the European Central Bank (or its successor administrator).“Overnight SARON” refers to SARON (Swiss Average Rate Overnight) published and administered by SIX Swiss Exchange (or its successor administrator).

Article 5 Conditions for Drawdown

The Borrower must satisfy the following conditions to make a drawdown:

1. This Contract and its annexes have come into effect.

2. The Borrower has provided guarantees as required by the Lender, and the guarantee contract(s) have become effective and completed all necessary legal approval, registration, or filing procedures.

3. The Borrower has provided the Lender with samples of documents, instruments, seals, personnel lists, and signatures related to the execution and performance of this Contract, and has completed all required forms.

4. The Borrower has opened all accounts necessary for the performance of this Contract as required by the Lender.

5. The Borrower has submitted a written drawdown application and relevant supporting documents for the loan purpose to the Lender 3 banking business days prior to the intended drawdown date and completed the related drawdown procedures.

6. The Borrower has submitted to the Lender the resolutions and powers of attorney from its board of directors or other authorized bodies approving the execution and performance of this Contract.

7. Other conditions for drawdown stipulated by laws or agreed upon by both parties.

If the above conditions for drawdown are not satisfied, the Lender has the right to refuse the Borrower’s drawdown application, unless the Lender agrees otherwise.

Article 6 Drawdown Timing and Method

1. The Borrower shall draw down the loan according to the following timing and method (2):

(1) Draw down the entire loan amount in a single disbursement on [ ] year [ ] month [ ] day.

(2) Draw down the entire loan amount within 30 days starting from October 30, 2025.

(3) Draw down the loan in installments according to the following schedule:

Drawdown Time	Drawdown Amount
//	//

2. For any portion not drawn down within the aforementioned time limit, the Lender has the right to refuse the Borrower’s drawdown application.

Article 7 Disbursement of Loan Funds

1. Loan Disbursement Account

The Borrower has opened the following account with the Lender as the loan disbursement account. The disbursement and payment of the loan shall be processed through this account.

Account Name: Pucheng Green Health Food Co., Ltd.

Account Number: [●]

2. Method for Disbursement of Loan Funds

(1) The method for disbursement of loan funds shall be executed in accordance with laws, regulations, supervisory provisions, and the terms of this Contract. The disbursement method for the funds of a single drawdown shall be confirmed in the Drawdown Application. If the Lender deems the disbursement method selected in the Drawdown Application non-compliant with requirements, the Lender has the right to change the disbursement method or to halt the disbursement and payment of the loan funds.

(2) Lender’s Entrusted Payment: This refers to the method where the Lender, based on the Borrower’s drawdown application and payment instruction, pays the loan funds directly to the Borrower’s transaction counterparty that aligns with the purpose stipulated in this Contract. In accordance with the relevant regulations of the National Financial Regulatory Administration and the Lender’s internal management rules, the Lender’s Entrusted Payment method shall be applied for the disbursement of loan funds under any of the following circumstances:

A. A new credit business relationship is established between the Lender and the Borrower, and the Borrower’s credit rating does not meet the Lender’s internal requirements;

B. At the time of the drawdown application, the payment recipient is clearly specified (with a specific account and account name) and the single payment amount to a single transaction counterparty exceeds RMB 10 million (excluding; for foreign currency, converted at the exchange rate on the actual drawdown date);

C. Other circumstances stipulated by the Lender or agreed upon with the Borrower:       //

(3) Borrower’s Independent Payment: This refers to the method where the Lender disburses the loan funds into the Borrower’s account based on the Borrower’s drawdown application, after which the Borrower independently pays the funds to its transaction counterparty that aligns with the purpose stipulated in the Contract. Except for the circumstances specified in the preceding paragraph which require the use of the Lender’s Entrusted Payment method, the disbursement method for other loan funds shall be the Borrower’s Independent Payment.

(4) Change of Payment Method. After submitting the Drawdown Application, if conditions such as the Borrower’s external payments or credit rating change, and for loan funds under Independent Payment that subsequently meet the conditions stipulated in Clause 2(2) of this Article, the loan fund payment method shall be changed. If changes occur in the payment amount, payment recipient, loan purpose, etc., under a changed payment method or under the Entrusted Payment method, the Borrower shall provide the Lender with a written application explaining the changes and resubmit the Drawdown Application and relevant transaction documents proving the fund usage.

3. Specific Requirements for Entrusted Payment of Loan Funds

(1) Payment Instruction. For cases meeting the conditions for Lender’s Entrusted Payment, the Borrower’s Drawdown Application must contain a clear payment instruction, i.e., authorizing and entrusting the Lender to directly pay the loan funds to the account of the transaction counterparty designated by the Borrower and conforming to the purpose stipulated in this Contract, after the loan funds are transferred into the designated Borrower’s account. Necessary payment information such as the name of the receiving transaction counterparty, the transaction counterparty’s account, and the payment amount shall be provided.

(2) Provision of Transaction Documents. For cases meeting the conditions for Lender’s Entrusted Payment, the Borrower shall provide the Lender with its disbursement account information, transaction counterparty account information, payment amount, and supporting documents proving that the current drawdown complies with the loan purpose stipulated in the Contract each time a drawdown is made. The Borrower guarantees that all materials provided to the Lender are true, complete, and valid. The Lender shall not bear any responsibility if its entrusted payment obligation is not fulfilled timely due to untrue, inaccurate, or incomplete relevant transaction documents provided by the Borrower, and the Borrower’s repayment obligations already incurred under this Contract shall not be affected.

(3) Fulfillment of Lender’s Entrusted Payment Obligation

A. For Lender’s Entrusted Payment, after the Borrower submits the payment instruction and relevant transaction documents, and upon the Lender’s review and approval, the loan funds will be paid from the Borrower’s account to the Borrower’s transaction counterparty.

B. If the Lender’s review finds that the purpose supporting documents or other relevant transaction materials provided by the Borrower do not conform to the terms of this Contract or have other defects, the Lender has the right to require the Borrower to supplement, replace, explain, or resubmit relevant materials. The Lender has the right to refuse the disbursement and payment of the relevant funds until the Borrower submits transaction materials deemed qualified by the Lender.

C. If a refund is issued by the transaction counterparty’s account opening bank, resulting in the Lender’s inability to promptly pay the loan funds to the Borrower’s transaction counterparty as per the Borrower’s payment instruction, the Lender shall not bear any responsibility, and the Borrower’s repayment obligations already incurred under this Contract shall not be affected. The Borrower hereby authorizes the Lender to freeze any funds refunded by the transaction counterparty’s account opening bank. In such a case, the Borrower shall resubmit the payment instruction, purpose supporting documents, and other relevant transaction materials.

(4) The Borrower shall not circumvent the Lender’s Entrusted Payment requirement by splitting payments into smaller amounts.

4. After the disbursement of loan funds, the Borrower shall promptly provide records and documentation of the use of the loan funds as required by the Lender. The aforementioned materials to be provided include but are not limited to: //       .

5. Upon the occurrence of any of the following circumstances, the Lender has the right to re-determine the conditions for loan disbursement and payment, change the loan payment method, or stop or suspend the disbursement and payment of loan funds:

(1) A significant deterioration in operational and financial conditions;

(2) A decline in the Borrower’s creditworthiness or weak profitability of its main business;

(3) Abnormal usage of loan funds or circumvention of entrusted payment;

(4) The Borrower fails to promptly provide records and documentation of loan fund usage as required by the Lender;

(5) The Borrower violates the payment provisions for loan funds stipulated in this Article;

(6) Any other material breach of the Contract.

Article 8 Repayment

1. The Borrower’s fund returns shall be deposited into the following account. The Borrower shall promptly provide information on the inflows and outflows of this account. The Lender has the right to require the Borrower to explain large or abnormal fund inflows and outflows in the fund return account and to supervise this account. The Lender has the right to require the Borrower to sign a separate account management agreement regarding the management of the fund return account.

Account Name: Pucheng Green Health Food Co., Ltd.

Account Number: [●]

2. Unless otherwise agreed by both parties, the Borrower shall repay the loan under this Contract according to the following repayment method (1):

(1) Repay the entire loan amount under this Contract on the loan maturity date.

(2) Repay the loan under this Contract according to the following repayment schedule:

Repayment Time	Repayment Amount
//	//

(3) Other repayment plan: .

If the Borrower needs to change the above repayment plan, it must submit a written application to the Lender 30 banking business days prior to the corresponding loan due date. Any change to the repayment plan requires mutual written confirmation by both parties.

3. Unless otherwise agreed by both parties, if the Borrower defaults on both loan principal and interest as well as expenses for realizing creditor’s rights, the Lender has the right to determine the order in which repayments are applied to principal, interest, or expenses for realizing creditor’s rights. In the case of installment repayments, if multiple loans under this Contract are due or overdue, the Lender has the right to determine the allocation order for any repayment made by the Borrower. If there are multiple overdue loan contracts between the Borrower and the Lender, the Lender has the right to determine the sequence in which each repayment fulfills obligations under the various contracts.

4. Unless otherwise agreed by both parties, the Borrower may repay the loan in advance, but must provide written notice to the Lender 10 banking business days in advance. Any prepayment amount shall first be applied to repay the loan with the latest maturity date, following a reverse chronological order of maturity.

For loans calculated using the combined simple and compound interest method, if early repayment or partial early repayment is involved, the interest corresponding to the prepaid principal must be settled in full at once.

5. The Borrower shall make repayments using the following method (choose one):

(1) No later than 1 banking business day before each principal and interest payment is due, the Borrower shall deposit sufficient funds into the following repayment account to cover the repayment. The Lender has the right to actively debit this account for collection on each principal and interest due date.

Repayment Account Name: Pucheng Green Health Food Co., Ltd.

Account Number: [●]

(2) Other repayment methods agreed upon by both parties: //       .

Article 9 Guarantee

1. The method of guarantee for the obligations under this Contract is as follows:

(1) This Contract constitutes a principal contract under the Maximum Amount Guarantee Contract (Contract No. 2025 SME Nanren Zuibao Zi No. 352) executed between the guarantor(s) Lin Zengqiang, Zhuang Jiangyan and the Lender, who provide maximum amount guarantee.

(2) This Contract constitutes a principal contract under the Maximum Amount Guarantee Contract (Contract No. 2025 SME Nanren Zuibao Zi No. 352-1) executed between the guarantor Fuqing Hongchang Food Co., Ltd. and the Lender, who provides maximum amount guarantee.

(3) This Contract constitutes a principal contract under the Maximum Amount Mortgage Contract (Contract No. 2025 SME Nanren Zuidi Zi No. 352) executed between the guarantor Pucheng Green Health Food Co., Ltd.and the Lender, who provides maximum amount guarantee.

2. If the Borrower or any guarantor experiences an event that the Lender deems may affect their ability to perform their obligations, or if a guarantee contract becomes invalid, revoked, or terminated, or if the financial condition of the Borrower or any guarantor deteriorates, or if they become involved in significant litigation or arbitration, or if the accounts of the Borrower or any guarantor are frozen, or if for any other reason their ability to perform obligations may be affected, or if any guarantor defaults under the guarantee contract or any other contract with the Lender, or if the collateral depreciates, is damaged, lost, or frozen, resulting in a reduction or loss of its guarantee value, the Lender has the right to require, and the Borrower has the obligation to provide, new guarantees, replace guarantors, etc., to secure the obligations under this Contract.

Article 10 Invoice Issuance

1. After the Lender confirms receipt of payment, the Borrower may apply to the Lender for the issuance of a Value-Added Tax (VAT) invoice (□ VAT special invoice / □ VAT ordinary invoice). The Lender shall issue the VAT invoice to the Borrower after receiving the Borrower’s application for invoice issuance.

2. The Borrower may apply for the VAT invoice at the relevant business handling institution or other institutions designated by the Lender.

3. The Borrower must confirm that the payer, the contracting party under this Contract, and the buyer listed on the VAT invoice are the same taxable entity. If they are inconsistent, any resulting inability of the Borrower to account for the invoice or to legally claim input VAT credit shall be solely borne by the Borrower.

4. If the Borrower loses the invoice after obtaining it, the Lender is not obligated to reissue the VAT invoice to the Borrower.

5. If, through negotiation, the Lender provides a discount to the Borrower, the amount on the VAT invoice shall be based on the post-discount price.

6. If the Lender provides services to the Borrower free of charge, the Lender will not provide a VAT invoice.

7. When the Lender issues a VAT invoice to the Borrower, the Borrower shall promptly verify the invoice information. If there is an error in the invoice information, the Borrower shall promptly apply to the Lender for reissuance of the VAT invoice.

Article 11 Representations and Undertakings

1. The Borrower represents and warrants as follows:

(1) The Borrower has been duly registered and legally established by the market supervision and administration department or competent authority, and possesses the full civil capacity for rights and capacity for conduct required for the execution and performance of this Contract.

(2) The execution and performance of this Contract are based on the genuine intention of the Borrower, and the Borrower has obtained lawful and valid authorization in accordance with the requirements of its articles of association or other internal governance documents. Such execution and performance will not violate any agreement, contract, or other legal instrument binding on the Borrower. The Borrower has obtained, or will obtain, all necessary approvals, permits, filings, or registrations required for the execution and performance of this Contract.

(3) All documents, financial statements, vouchers, and other materials provided by the Borrower to the Lender under this Contract are true, complete, accurate, and valid.

(4) The transaction background for the business applied by the Borrower with the Lender is genuine and lawful, does not involve illegal purposes such as money laundering, terrorist financing, financing of proliferation of weapons of mass destruction, tax evasion, or fraud, and does not violate the sanctions regulations of the United Nations, China, or other applicable jurisdictions.

(5) The Borrower has not concealed from the Lender any events that may affect its own or any guarantor’s financial condition or ability to perform their obligations.

(6) The Borrower and the loan project meet national environmental protection standards. They are not enterprises or projects identified and published by relevant national departments as having prominent energy consumption or pollution issues with inadequate rectification, and there are no energy consumption or pollution risks.

(7) The purpose of the loan and the source of repayment are genuine and lawful.

(8) Other matters declared by the Borrower: //

2. The Borrower undertakes as follows:

(1) To periodically or promptly submit its financial statements (including but not limited to annual, quarterly, and monthly reports) and other relevant materials to the Lender as required by the Lender; the Borrower shall ensure it continuously meets the following financial indicator requirements: // ;

(2) If the Borrower has entered into or will enter into a counter-guarantee agreement or similar agreement with any guarantor under this Contract regarding their guarantee obligations, such agreement shall not prejudice any rights of the Lender under this Contract;

(3) To cooperate with the Lender in loan payment management and post-loan management, accept the Lender’s credit inspections and supervision, and provide sufficient assistance and cooperation; if Borrower’s Independent Payment applies, the Borrower shall accept and cooperate with the Lender’s inspections and supervision, through methods such as account analysis, voucher verification, and on-site investigation, regarding whether loan payments conform to the agreed purpose and whether there is any circumvention of entrusted payment by splitting payments. The Borrower shall periodically compile and report on the payment and usage of loan funds as required by the Lender, with the specific reporting schedule being: // ;

(4) Prior to the Borrower undergoing mergers, divisions, capital reduction, equity transfers, or engaging in major activities that may affect its debt repayment ability—such as outward investments, providing guarantees to third parties, substantially increasing debt financing, significant asset or creditor’s rights transfers—the Borrower must obtain the prior written consent of the Lender.

The Borrower shall promptly notify the Lender upon the occurrence of any of the following circumstances:

A. Changes to the Borrower’s or any guarantor’s articles of association, business scope, registered capital, or legal representative;

B. Changes in business operations such as engaging in any form of joint operation, establishing joint ventures or cooperation with foreign investors, contracting operations, restructuring, reorganization, or plans for listing;

C. Involvement in significant litigation or arbitration cases, or the sealing, seizure, or supervision of property or collateral, or the creation of new security interests on the collateral;

D. Cessation of business, dissolution, liquidation, suspension of business for rectification, revocation, business license cancellation, or (application for) bankruptcy;

E. Shareholders, directors, or current senior management personnel are involved in major cases or economic disputes;

F. The Borrower defaults under any other contract;

G. Operational difficulties arise or financial conditions deteriorate;

H. Any other material adverse event affecting the Borrower’s debt repayment ability.

(5) The repayment of the Borrower’s debt to the Lender shall take priority over loans provided by the Borrower’s shareholders to the Borrower and shall not be subordinate to similar debts owed to other creditors;

(6) In the event that the after-tax net profit for a relevant fiscal year is zero or negative, or the after-tax profit is insufficient to cover accumulated losses from previous fiscal years, or if the pre-tax profit is not used to repay the principal, interest, and fees payable by the Borrower during that fiscal year or is insufficient to repay the next installment of principal, interest, and fees, the Borrower shall not distribute dividends or bonuses to its shareholders in any form;

(7) The Borrower shall not dispose of its own assets in a manner that reduces its debt repayment capacity. It undertakes that the total amount of its external guarantees shall not exceed 0.5 times its own net assets, and that the total amount of external guarantees and the amount of any single guarantee shall not exceed the limits stipulated in its articles of association;

(8) Except for uses conforming to the purpose stipulated in this Contract or with the Lender’s consent, the Borrower shall not transfer loan funds under this Contract to accounts under the same name or to accounts of affiliated parties. For any transfer to accounts under the same name or to accounts of affiliated parties, the Borrower shall provide corresponding supporting documentation;

(9)Regarding the loan under this Contract, the guarantee conditions, loan interest rate pricing, debt repayment order, and other loan terms provided by the Borrower to the Lender shall not be less favorable than those granted to any other financial institution now or in the future;

(10) The Lender has the right to demand early repayment of the loan based on the Borrower’s fund return situation;

(11)× The Borrower shall submit its environmental (climate), social, and governance (ESG) risk report to the Lender. The Borrower represents, warrants, and undertakes to strengthen the management of environmental (climate), social, and governance risks and promises to accept the Lender’s supervision. Any violation of the foregoing by the Borrower shall constitute or be deemed an event of default under this Contract, and the Lender may take default remedy measures as stipulated herein;

(12) Cooperate with the Lender in conducting due diligence work, cooperate in providing and updating information about the institution and its beneficial owners, and provide background information related to transactions;

(13) The Lender has the right, in accordance with laws and regulations, to participate in the Borrower’s major financing, asset sales, as well as activities such as mergers, divisions, shareholding system restructuring, and bankruptcy liquidation, to protect the Lender’s creditor rights;

(14) Promptly provide the Lender with complete, truthful, and valid materials.

(15) Other matters undertaken by the Borrower: //

Article 12 Disclosure of Intra-Group Connected Transactions of the Borrower

Both parties agree that the following clause 1 shall apply:

1. The Borrower does not belong to a group client as determined by the Lender in accordance with the Risk Management Guidelines for Commercial Banks’ Credit Business to Group Clients(CBRC Order No. 4, 2010) (referred to as the “Guidelines”).

2. The Borrower belongs to a group client as determined by the Lender in accordance with the Guidelines. The Borrower shall promptly report to the Lender on connected transactions exceeding 10% of its net assets, including the connected relationship between the transacting parties, the transaction items and nature, the transaction amount or corresponding proportion, and the pricing policy (including transactions with no amount or only a nominal amount).

If the Borrower is in any of the following circumstances, the Lender has the right to unilaterally decide to stop disbursing any unused portion of the loan to the Borrower and to demand early repayment of part or all of the loan principal and interest: using false contracts with connected parties to obtain bank funds or credit through discounting or pledging receivables such as promissory notes or accounts receivable without actual trade background; significant mergers, acquisitions, or restructurings occur, which the Lender believes may affect loan security; intentionally evading bank creditor’s rights through connected transactions; other circumstances stipulated in Article 18 of the Guidelines.

Article 13 Events of Default and Handling

Any of the following matters shall constitute or be deemed an event of default by the Borrower under this Contract:

1. The Borrower fails to perform its payment and settlement obligations to the Lender as agreed in this Contract;

2. The Borrower fails to utilize the loan funds in the manner stipulated in this Contract or fails to use the obtained funds for the purposes agreed herein; or the Borrower uses the loan funds for loan transfers or arbitrage by purchasing other financial products; or the Borrower uses the loan funds to artificially inflate fiscal revenue; or the Borrower illegally increases local government implicit debt;

3. Any representation made by the Borrower in this Contract is untrue, or the Borrower fails to abide by its undertakings made herein;

4. Circumstances specified in Article 11, Clause 2(4) of this Contract occur, and the Lender deems that the financial condition or performance capability of the Borrower or any guarantor may be affected, and the Borrower fails to provide new guarantees or replace guarantors as stipulated in this Contract;

5. The Borrower’s creditworthiness deteriorates;

6. The Borrower’s financial indicators, such as profitability, debt repayment ability, operational capability, and cash flow, deteriorate, breach the constraints or other financial covenants agreed in this Contract;

7. The Borrower defaults under any other contract with the Lender or other institutions of Bank of China Limited;

8. Any guarantor breaches the guarantee contract, or defaults under any other contract with the Lender or other institutions of Bank of China Limited;

9. The Borrower ceases its business or undergoes dissolution, revocation, or bankruptcy;

10. The Borrower is involved in or likely to be involved in significant economic disputes, litigation, or arbitration, or its assets are sealed, seized, or subject to compulsory enforcement, or it is lawfully investigated, prosecuted, or penalized by judicial, tax, industrial and commercial administrative authorities, which has affected or may affect the performance of its obligations under this Contract;

11. Abnormal changes occur to the Borrower’s major individual investors or key management personnel, or they go missing, or are lawfully investigated or have their personal freedom restricted by judicial authorities, which has affected or may affect the performance of the Borrower’s obligations under this Contract;

12. During the Lender’s annual review (i.e., each full year from the effective date of this Contract) of the Borrower’s financial condition and performance capability, circumstances are discovered that may affect the financial condition or performance capability of the Borrower or any guarantor;

13. Large or abnormal fund inflows or outflows occur in the designated fund return account, and the Borrower is unable to provide explanation materials acceptable to the Lender;

14. Significant delays in energy-saving project construction, serious defects in energy-saving technology and equipment, shutdown or production reduction of main facilities or equipment leading to a substantial drop in energy consumption load, actual energy savings significantly lower than forecasted, energy-saving proceeds failing to flow back to the designated account in a timely manner, the Borrower participating in private usurious lending, providing external guarantees or incurring new debts without the Lender’s consent, or a serious deterioration of key financial indicators;

15. The Borrower refuses to cooperate with the Lender in conducting due diligence, the Borrower or its transaction/transaction counterparty is suspected of money laundering, terrorist financing, nuclear weapons proliferation, violation of sanctions regulations, or other illegal or non-compliant acts, or the Borrower or any guarantor is listed on the sanctions lists of the United Nations, China, or other applicable jurisdictions;

16. The Borrower violates other terms of this Contract regarding the rights and obligations of the parties.

Upon the occurrence of an event of default specified in the preceding paragraph, the Borrower shall bear liability for breach of contract. The Lender has the right, depending on the specific circumstances, to take any one or more of the following measures separately or concurrently:

1. Demand that the Borrower and/or guarantor(s) rectify their default within a specified time limit;

2. Reduce in whole or in part, suspend, cancel, or terminate the credit line granted to the Borrower;

3. Suspend or terminate in whole or in part the processing of the Borrower’s business applications, such as drawdown requests, under this Contract or other contracts between the Borrower and the Lender; for loans not yet disbursed or trade financing not yet processed, suspend, cancel, or terminate their disbursement, payment, and processing in whole or in part;

4. Declare all or part of the outstanding loan/trade financing principal and interest and other payable amounts under this Contract or other contracts between the Borrower and the Lender immediately due and payable;

5. Adjust the loan interest rate under this Contract and/or impose default interest;

6. Adjust the loan payment method, such as changing from Borrower’s Independent Payment to Lender’s Entrusted Payment, lowering the threshold amount for entrusted payment, etc.;

7. Downgrade the risk classification of all credit assets under this Contract and other contracts between the Borrower and the Lender;

8. Terminate or rescind this Contract, and wholly or partially terminate or rescind other contracts between the Borrower and the Lender;

9. Demand that the Borrower compensate the Lender for losses caused by its breach, including but not limited to litigation costs, attorney fees, notarization fees, enforcement costs, and other related expenses incurred in realizing creditor’s rights;

10. Set off funds in any account opened by the Borrower with the Lender or other institutions of Bank of China Limited to settle all or part of the Borrower’s debt to the Lender under this Contract. Any undated funds in the account shall be deemed due in advance. If the account currency differs from the Lender’s business valuation currency, conversion shall be based on the exchange rate applicable to the Lender at the time of setoff;

11. Exercise security interests;

12. Demand that the guarantor(s) fulfill their guarantee obligations;

13. Any other measures deemed necessary and feasible by the Lender.

Article 14 Reservation of Rights

If either party fails to exercise part or all of its rights under this Contract, or fails to demand that the other party perform or bear part or all of its obligations or liabilities, this shall not constitute a waiver of such rights or an exemption from such obligations or liabilities by that party.

Any forbearance, extension, or delay by one party in exercising its rights under this Contract shall not affect any of its rights under this Contract or laws and regulations, nor shall it be deemed a waiver of such rights.

Article 15 Amendment, Modification, and Termination

This Contract may be amended or modified in writing upon mutual agreement between the parties. Any such amendment or modification shall constitute an inseparable part of this Contract.

Unless otherwise provided by laws and regulations or agreed upon by the parties, this Contract shall not be terminated before all rights and obligations hereunder have been fully performed.

Unless otherwise provided by laws and regulations or agreed upon by the parties, the invalidity of any provision of this Contract shall not affect the legal validity of the other provisions.

Article 16 Governing Law and Dispute Resolution

This Contract shall be governed by the laws of the People’s Republic of China (for the purpose of this Contract, excluding the laws of the Hong Kong Special Administrative Region, the Macao Special Administrative Region, and Taiwan).

Any disputes arising from or in connection with the conclusion, performance, or interpretation of this Contract after it comes into effect shall be resolved through negotiation between the parties. If negotiation fails, either party may resolve the dispute using the following method (2):

1. Arbitration. Submit the dispute to:

☐ China International Economic and Trade Arbitration Commission

☐ Beijing Arbitration Commission (Beijing International Arbitration Center)

☐ // Arbitration Commission

for arbitration in // (place of arbitration) in accordance with the Commission’s arbitration rules effective at the time of submitting the arbitration application. The arbitral award shall be final and binding upon all parties.

2. Litigation. The parties may agree to resolve the dispute through litigation before a Chinese court.

☒ Litigation. File a lawsuit with the People’s Court located in the domicile of the Lender or other institutions of Bank of China Limited that exercise rights and perform obligations under this Contract or separate agreements.

☐ File a lawsuit with the International Commercial Court of the Supreme People’s Court (for international commercial disputes involving an amount in dispute exceeding RMB 300 million).

☐ File a lawsuit with the People’s Court having jurisdiction.

During the dispute resolution period, if the dispute does not affect the performance of other provisions of this Contract, those other provisions shall continue to be performed.

Article 17 Annexes

The following annexes and other annexes jointly confirmed by the parties constitute an inseparable part of this Contract and have the same legal effect as this Contract.

1. Drawdown Application (Form);

2. Annualized Loan Interest Rate Notification Letter (Form);

3. …

Article 18 Other Provisions

1. The Borrower shall not assign any of its rights or obligations under this Contract to any third party without the prior written consent of the Lender.

2. If, due to business needs, the Lender must entrust other institutions of Bank of China Limited to perform the rights and obligations under this Contract, or transfer the loan business under this Contract to other institutions of Bank of China Limited for assumption and management, the Borrower hereby acknowledges and agrees. The other institutions of Bank of China Limited authorized by the Lender, or the institutions assuming the loan business under this Contract, shall have the right to exercise all rights under this Contract and the right to file lawsuits in their own name with the court, submit disputes to an arbitration institution, or apply for compulsory enforcement regarding disputes arising under this Contract.

3. Without prejudice to other provisions of this Contract, this Contract shall be legally binding on both parties and their respective lawful successors and assignees.

4. Unless otherwise agreed, both parties designate the domiciles stated in this Contract as their communication and contact addresses, as well as their confirmed effective service addresses. The scope of application of the service addresses includes the service of various notices, contracts, and other documents during the performance of this Contract, as well as the service of relevant documents and legal instruments in the event of disputes arising from this Contract (including but not limited to all stages of legal proceedings such as arbitration, first-instance litigation after civil litigation procedures, jurisdictional objections and reconsiderations, second instance, retrial, remand for retrial, and enforcement; legal instruments include but are not limited to various notices, arbitral awards, judgments, rulings, and mediation agreements).

The Borrower agrees that the Lender, arbitration institutions, or courts may serve relevant documents and legal instruments to the Borrower via electronic service through the fax and email addresses listed for the Borrower in this Contract.

Where both a service address and an electronic service method are designated, service at the Borrower’s designated address and electronic service shall have equal legal effect. Where multiple methods are used to serve the same matter or legal document, all methods shall be effective, and the date of the first successful service shall be deemed the service date.

If there is any change to the aforementioned addresses or methods, the changing party shall notify the other party in writing of the changed address or method 5 working days in advance. During arbitration and civil litigation proceedings, either party shall notify the arbitration institution or court of any change in service address or method. If a party fails to fulfill its notification obligation as described above, the service address or method confirmed by it in this Contract shall still be deemed the effective service address or method.

If any legal instrument fails to be actually received by one party due to reasons such as inaccurate service address or method provided or confirmed by that party, failure to timely notify the other party and the court of a change in the service address or method in accordance with procedures after such change, or refusal by the designated recipient to accept service, then: For service by mail, the date the document is returned shall be deemed the service date. For direct service, the date the process server records the circumstances on the service receipt on the spot shall be deemed the service date. For service by electronic means, the date the document enters the system designated by the Borrower shall be deemed the service date.

The agreement in this clause regarding the service addresses for relevant documents and legal instruments constitutes an independent provision within this Contract confirming the effective service addresses. This clause shall remain valid even if this Contract is wholly or partially confirmed as invalid or rescinded.

5. The transactions under this Contract are conducted based on the respective independent interests of the parties. If, in accordance with relevant laws, regulations, and regulatory requirements, other parties to the transaction constitute the Lender’s connected parties or connected persons, all parties shall not seek to utilize such connections to affect the fairness of the transactions.

6. The headings and business names used in this Contract are for convenience of reference only and shall not be used in the interpretation of the content of the clauses or the rights and obligations of the parties.

7. If the loan currency under this Contract is Renminbi (CNY), the following clause shall apply:

The Borrower acknowledges and agrees that during the term of this Contract, if adjustments are made to interest rate-related laws, regulations, and relevant provisions, or to loan pricing self-regulatory agreements, the Loan Prime Rate (LPR), etc., resulting in the loan interest rate level (including fixed rates, floating rates, etc.) stipulated in this Contract being lower than the minimum limit of the latest permissible range allowed by interest rate policies or self-regulatory agreements (hereinafter referred to as the “Latest Permissible Range Minimum”), then the loan interest rate under this Contract (including the interest rate for newly drawn loans at the time of drawdown and the rate for existing loans after adjustment following LPR changes) shall be implemented at a rate not lower than the Latest Permissible Range Minimum interest rate (hereinafter referred to as the “Implementation Rate”). The specific Implementation Rate and its effective date shall be subject to the Lender’s notification.

If the Borrower does not accept the aforementioned loan interest rate adjustment, the Borrower has the right to notify the Lender in writing within 10 working days after receiving the Lender’s notification to terminate this Contract early and settle the loan business. The arrangements after early termination shall be executed in accordance with laws, regulations, and the relevant provisions of this Contract. Prior to the early termination of this Contract, the loan interest rate under this Contract shall be implemented as notified by the Lender. If the Borrower chooses to continue performing this Contract or fails to notify the Lender of early termination beyond the specified period, it shall be deemed that the Borrower accepts the aforementioned loan interest rate adjustment. During the performance of the Contract, the Borrower may apply to the Lender for early repayment of all or part of the loan in accordance with the provisions of this Contract. Arrangements for early repayment shall be executed in accordance with the relevant provisions of this Contract. After early repayment, any outstanding loans shall still be subject to the provisions of the above clause.

8. In accordance with laws, regulations, and regulatory requirements, and in consideration of the Borrower’s application for credit business-related financial products or services from the Lender, the Borrower agrees and authorizes the Lender to collect, inquire, store, use, process, transmit, provide, and delete the following relevant information of the Borrower during the processes of due diligence, review and approval, business handling, financing disbursement, post-loan management, collateral registration and disposal, and delinquent debt collection for the relevant financial products and services, including:

(1) Relevant information of the Borrower in the Financial Credit Information Basic Database and other credit information databases established in accordance with the law.

(2) The Borrower’s industrial and commercial registration information, customs import and export information, tax information, invoice information, financial information, utility payment status and data, payroll information, communication fee payment information, POS acquiring data, internet credit information, payment and settlement information, collateral information, and other relevant information held by third-party institutions.

(3) The Borrower’s public security case-related information, information on involvement in litigation or arbitration, status of assets being sealed, seized, or subject to compulsory enforcement, court litigation judgments, arbitration awards, administrative penalties, social security contribution status, etc.

(4) Information generated or obtained by the Lender during the provision of financial products or services to the Borrower.

(5) For the avoidance of doubt, the relevant information does not include any information that can be obtained through public channels.

The Borrower agrees and authorizes the Lender to collect, inquire, store, use, process, transmit, provide, and delete the above information, specifically including:

(1) Inquiring about the Borrower’s relevant information through the Financial Credit Information Basic Database and other credit information databases established in accordance with the law.

(2) Providing information related to this Contract and other relevant information of the Borrower to the Financial Credit Information Basic Database and other credit information databases established in accordance with the law, for inquiry and use by duly qualified institutions or individuals in accordance with the law.

(3) Sharing the above relevant information internally among the members of the Lender’s group, to meet the needs of post-credit management and the unified credit management requirements for the Borrower under laws, regulations, and regulatory provisions.

(4) Providing the above relevant information to relevant third-party institutions as required for the handling of credit business, delinquent debt collection, assignment of creditor’s rights, post-credit management, etc.

The validity period of this authorization shall last until the date all credit facilities of the Borrower within the Lender’s group are fully settled.

9. If a Drawdown Date or Repayment Date falls on a non-working day such as a weekend or statutory holiday, it shall be postponed to the first working day following the non-working day.

10. If the Lender is unable to perform this Contract or is unable to perform it as stipulated herein due to changes in laws, regulations, regulatory provisions, or requirements from regulatory authorities, the Lender has the right to terminate this Contract or to modify its performance in accordance with such changes or requirements. The Lender shall be exempt from liability if this Contract is terminated or modified due to such reasons, resulting in the Lender’s inability to perform or inability to perform as stipulated in this Contract.

11. The Borrower may inquire about and file complaints regarding this Contract and the business and fees under this Contract by contacting the Lender at the telephone number(s) listed in this Contract.

Article 19 Effectiveness of Contract

This Contract shall become effective from the date it is signed by the legal representative (person in charge) or their authorized signatory of both the borrower and the lender and affixed with their official seals.

Borrower: Pucheng Green Health Food Co., Ltd.

Authorized Signatory: /s/ Xiangying Lei

Date: October 30, 2025

Lender: Bank of China, Nanping Pucheng Sub-branch

Authorized Signatory: /s/ Zhengjie Qian

Date: October 30, 2025

Annex: Notification Letter of Annualized Loan Interest Rate

Number:

To:// (Borrower)

1. Our Bank has entered into the Working Capital Loan Contract with your company, bearing the reference number // . Under the aforementioned contract, as the Lender, Our Bank provides a loan to your company with an annualized interest rate of//%. This annualized interest rate (☐ Simple Interest ☐ Combined Simple and Compound Interest (choose one)) includes:

(1) The loan interest calculated based on the loan interest rate stipulated in Article 4, Clause 1 of the aforementioned contract;

(2) Various types of fees directly related to the loan as stipulated in Article // of the aforementioned contract; (Delete if not applicable)

(3) Various types of fees directly related to the loan as stipulated in the // bearing the reference number // , separately signed between your company and Our Bank. (Delete if not applicable)

2. This Notification Letter serves as an annex to the aforementioned contract, constitutes an inseparable part thereof, and has the same legal effect as the aforementioned contract. Matters not stipulated herein shall be governed by the terms of the aforementioned contract.

Lender: //

Authorized Signatory: //

Date: // Year // Month // Day